UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2014

NTN BUZZTIME, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-11460	31-1103425
Commission File Number	(IRS Employer Identification No.)

2231 Rutherford Road, Suite 200 Carlsbad, California	92008
(Address of Principal Executive Offices)	(Zip Code)

(760) 438-7400
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 6, 2014, the incentive bonus plan for Bob Cooney, our chief operating officer, that was previously disclosed in a current report on Form 8-K on January 27, 2014 was amended and restated. Under the amended and restated plan, Mr. Cooney will be eligible to receive performance bonuses and a discretionary bonus for the 2014 fiscal year as follows:

(a)	A bonus of up to $35,438 if we achieve certain revenue goals that will be determined and approved by our board of directors.
(b)	A bonus of up to $11,813 if we achieve certain operational cost budgets that will be determined and approved by our board of directors.
(c)	A bonus of up to $15,750 if we are able to significantly improve consumer engagement. The criteria used to determine whether consumer engagement is significantly improved will be determined and approved by the nominating and corporate governance/compensation committee of our board of directors.
(d)	A discretionary bonus of up to $15,750 as determined by our chief executive officer and approved by the nominating and corporate governance/compensation committee of our board of directors.

The dollar amounts set forth in paragraphs (a), (b), (c) and (d) above, which we refer to as the “target amounts,” represent the maximum amount of the bonus that may be paid under the plan. The amount of the bonus that will be earned with respect to paragraphs (a), (b), and (c) above will be based on (1) the achievement of performance metrics (i.e., revenues, operational cost budgets and consumer engagement) for the fiscal year determined by our board of directors or its nominating and corporate governance/compensation committee, as applicable, and (2) our earnings before interest, tax, depreciation and amortization, or “EBITDA,” for the fiscal year. Our board of directors or its nominating and corporate governance/compensation committee will establish a schedule that will set forth (A) ranges of the performance metrics and the associated payout percentage if the performance metrics falls within such range, which we refer to as the “performance payout percentage,” and (B) ranges of EBITDA and the associated payout percentage if the EBITDA falls within such range, which we refer to as the “EBITDA percentage.” The actual amount of the bonus that will be earned with respect to paragraphs (a), (b), and (c) above will be calculated by multiplying the applicable target amount by the applicable performance payout percentage, multiplied by applicable the EBITDA percentage.

To earn and to be paid the bonus, Mr. Cooney must be employed with us on the payout date. If the amount of the bonus earned and payable in the aggregate represents 10% or more of our cash balance as of December 31, 2014 or the payout date, we have the discretion to pay all or any portion of the bonus with shares of our common stock.

The foregoing description of the incentive bonus plan is qualified in its entirety by reference to the full text of the plan filed as an exhibit to this current report.

Item 5.07.     Submission of Matters to a Vote of Security Holders

At the 2014 annual meeting of stockholders held on June 6, 2014, our stockholders considered and voted upon the following proposals:

1.	To elect five (5) directors to hold office until the 2015 annual meeting of stockholders and until their respective successors are duly elected and qualified; and

2.	To ratify the appointment of Squar, Milner, Peterson, Miranda & Williamson, LLP as independent registered public accounting firm for the fiscal year ending December 31, 2014.

The number of shares of common stock issued, outstanding and eligible to vote at the 2014 annual meeting as of the record date of April 11, 2014 was 78,738,613. The final voting results on each of the matters presented to the stockholders are as follows:

1.	Election of Directors: The five (5) individuals below were elected as directors until the 2015 annual meeting of stockholders and until their respective successors are duly elected and qualified.

Name	For	Withheld	Broker Non-Votes
Jeff Berg	40,940,482	2,251,880	25,714,353
Mary Beth Lewis	40,900,261	2,292,101	25,714,353
Steve Mitgang	40,939,483	2,252,879	25,714,353
Tony Uphoff	40,939,573	2,252,789	25,714,353
Paul Yanover	40,941,722	2,250,640	25,714,353

2.	Ratification of Squar, Milner, Peterson, Miranda & Williamson, LLP as independent registered public accounting firm for the fiscal year ending December 31, 2014: The appointment of Squar, Milner, Peterson, Miranda & Williamson, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 was ratified.

For	Against	Abstain
65,920,044	2,917,846	68,825

2

Item 8.01. Other Events

Mr. Berg has served as our interim chief executive officer since July 2012. In light of the amount of time that Mr. Berg has served in that capacity and the significance of the role, on June 6, 2014, our board of directors (with Mr. Berg abstaining from the vote) determined to remove the "interim" from Mr. Berg’s title while it continues to search for a qualified permanent chief executive. This action represents a change in title only and Mr. Berg’s authority and power and duties and responsibilities remain the same.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	NTN Buzztime, Inc. 2014 Amended and Restated Incentive Bonus Plan Chief Operating Officer.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NTN BUZZTIME, INC.

Dated: June 10, 2014	By:	/s/ Kendra Berger
Kendra Berger Chief Financial Officer

3